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Exhibit 99.2

        Trigon Healthcare, Inc.
Special Meeting of Shareholders

                                                 , 2002
    Local Time

Trigon Healthcare, Inc.
2015 Staples Mill Road
Richmond, VA 23230

TRIGON HEALTHCARE, INC.
PROXY/VOTING INSTRUCTIONS FOR SPECIAL MEETING OF SHAREHOLDERS
                        , 2002

PROXY

YOUR VOTE IS VERY IMPORTANT

        This PROXY is solicited by the Board of Directors for use at the Special Meeting of Shareholders on     •    , 2002.

        Your shares of Class A common stock will be voted as you specify. If no choice is specified, your proxy will be voted "FOR" Item 1 listed below, and in the discretion of the proxy holder on any other matter which may properly come before the Special Meeting of Shareholders, and on all adjournments, postponements, continuations or rescheduling of the meeting.

        By signing this PROXY, you revoke all prior proxies and appoint Ronald M. Nash and J. Christopher Wiltshire, or either of them, as proxies, with the power to appoint substitutes, to vote your shares of Class A common common stock of Trigon Healthcare, Inc. on the matter shown below and on any other matters which may come before the Special Meeting of Shareholders and all adjournments, postponements, confirmations, or rescheduling of the meeting.

1.
Approve the Agreement and Plan of Merger, dated as of April 28, 2002, among Anthem, Inc., AI Sub Acquisition Corp. and Trigon Healthcare, Inc. and the transactions contemplated thereby, including the merger, as more fully described in the accompanying joint proxy statement/prospectus.

        SEE REVERSE SIDE. We encourage you to vote by telephone or the Internet. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card and use the enclosed envelope (or send to Stock Transfer Dept. (NC), National City Bank, P.O. Box 92301, Cleveland, Ohio 44193-0900); if you wish to vote in accordance with the Board of Directors' recommendations, you need not mark any voting boxes.

SEE REVERSE
SIDE

Stock Transfer Dept. (NC)
National City Bank
P.O. Box 92301
Cleveland, Ohio 44193-0900

Vote your Proxy by any one of the following methods!

Vote by Telephone	Vote by Internet
Your vote is important! Call Toll-free anytime on a Touch-Tone Phone: 1-800-542-1160	Your vote is important! Log on anytime to: www.votefast.com
Follow these four easy steps:		Follow these four easy steps:
1.	Read the Joint Proxy Statement/Prospectus and Proxy Card	1.	Read the Joint Proxy Statement/Prospectus and Proxy Card
2.	Call the Toll-free number 1-800-542-1160	2.	Go to the Internet site www.votefast.com
3.	Enter your Voter Control Number located on your Proxy Card above your name	3.	Enter your Voter Control Number located on your Proxy Card above your name
4.	Follow the recorded instructions	4.	Follow the instructions provided

Do not return your Proxy Card if you are voting by Telephone or Internet.

Please see the reverse side of this card if you plan
to attend the Special Meeting.

Vote by Mail

To vote by mail, detach and return the proxy card below.

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR Item 1.

1.	To approve the Agreement and Plan of Merger, dated as of April 28, 2002 among Anthem, Inc., AI Sub Acquisition Corp. and Trigon Healthcare, Inc. and the transactions contemplated thereby, including the merger, as more fully described in the accompanying joint proxy statements/prospectus.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Signature:	Date:	Signature: (if held jointly)	Date:

Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian, or in other representative capacity, please state your full title as such.

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  Exhibit 99.2